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SunStrong Capital Holdings, LLC Successfully Completes $400 Million Asset Backed Securitization
SunPower / Hannon Armstrong Joint Venture Completes First ABS Transaction

SAN JOSE, Calif., ANNAPOLIS, Md., Nov. 28, 2018 - SunPower Corporation (NASDAQ:SPWR) and Hannon Armstrong Sustainable Infrastructure Capital, Inc. (NYSE: HASI) today announced that their joint venture, SunStrong Capital Holdings, LLC (SunStrong), successfully closed its $400 million Solar Asset Backed Notes, Series 2018-1. The Notes were priced at a fixed interest rate of 5.68 percent per annum and received a rating of A (sf) from KBRA and a Green Bond Assessment of GB1, the highest rating, by Moody’s Investor Services. The anticipated repayment date is in November 2028, with a rated final maturity date in November 2048.

“As one of the largest renewable industry securitizations, this transaction is a testament to the high-quality asset portfolio of SunStrong,” said Manavendra Sial, SunPower Executive Vice President and Chief Financial Officer. “With the formation of this joint venture with Hannon Armstrong, we have now fully deconsolidated our existing leveraged residential lease portfolio, successfully continuing SunPower’s work to simplify our business. Specifically, this deconsolidation materially delevers our balance sheet, further improves our net debt position due to the accelerated placement of lease assets in the portfolio and reduces our interest expense while enabling us to maintain strong customer relationships through our asset management responsibilities. With a partner who is a leading capital and services provider to the sustainable infrastructure market, SunStrong is well positioned for future success.”

“Hannon Armstrong is pleased to facilitate SunPower achieving its financial goals while further executing on our strategy of expanding the programmatic financing arrangements with industry leaders in energy efficiency and renewable energy,” said Brendan Herron, Hannon Armstrong Executive Vice President and Chief Financial Officer.

The Notes were issued by a special purpose entity, SunStrong 2018-1 Issuer, LLC (SunStrong Issuer), an indirectly wholly-owned subsidiary of SunStrong. The Notes are secured by, and payable from, the cash flow generated by the managing member interests owned by SunStrong Issuer in certain indirectly owned subsidiary project companies, which own more than 37,500 residential solar leases originated by SunPower. The proceeds will primarily be used to refinance the existing debt obligations associated with SunStrong’s residential lease portfolio. SunStrong Issuer will be the sole obligor of the Notes and the Notes will not be obligations of SunStrong or any of its other subsidiaries, or of SunPower, Hannon Armstrong, or any of their respective subsidiaries. SunPower will continue to service the leases underlying the Notes.

The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered and are only being sold to qualified institutional buyers under Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About SunPower
As one of the world's most innovative and sustainable energy companies, SunPower Corporation (NASDAQ:SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower's more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and superb performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

About Hannon Armstrong
With over 30 years of experience, Hannon Armstrong (NYSE: HASI) is a capital provider focused on reducing the impact of, or increasing resiliency to, climate change. Hannon Armstrong manages over $5 billion of efficiency, renewable energy and resiliency assets that generate long-term, recurring and largely predictable cash flows or cost savings from proven technologies. With scientific consensus that climate warming trends are linked to human activities, Hannon Armstrong believes it is well positioned to generate better risk-adjusted returns by investing in the assets that reduce carbon emissions. For more information on Hannon Armstrong, visit www.HannonArmstrong.com.

Forward-Looking Statements - for SunPower and Hannon Armstrong Investors
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) our positioning for future success and profitability and long-term competitiveness, and our ability to achieve our financial goals; and (b) SunPower’s corporate transformation plans, including plans to delever its balance sheet, simplify its financial statements, and the timing and impact of these initiatives on its liquidity, financial performance, and results of operations. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Investors are cautioned against placing undue reliance on such statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers; (2) changes in public policy, including the imposition and applicability of tariffs; (3) regulatory changes and the availability of economic incentives promoting use of solar energy; and (4) fluctuations in our operating results.  A detailed discussion of these factors and other risks that affect our business is included in filings that SunPower and Hannon Armstrong make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com and at investors.hannonarmstrong.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

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